EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FOURTH QUARTER AND YEAR END 2006 RESULTS

CHERRY HILL, NJ, March 7, 2007 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter and year ended December 31, 2006.

Net revenues for the quarter ended December 31, 2006 were $13.2 million, compared to $16.6 million reported for the third quarter of 2006. Net income for the fourth quarter of 2006 was $81,000 or $0.01 per diluted share, compared to $508,000 or $0.06 per diluted share for the third quarter of 2006. Net revenues for the year ended December 31, 2006 were $62.3 million, compared to $53.4 million for 2005. Net income for the year ended December 31, 2006 was $2.9 million or $0.31 per diluted share, compared to a net loss of ($3.6) million or ($0.41) per diluted share for 2005.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "Our previous cost cutting initiatives and ongoing R&D efforts helped us achieve net income for the fourth quarter of 2006 in what continues to be a difficult market. Our Temperature Management Product segment continues to perform well. As expected, bookings declined in the fourth quarter of 2006 to $12.2 million, compared to $13.0 million in the third quarter of 2006. Looking into 2007, we expect the first and second quarters to be the low point with results improving in the second half of the year. As in prior downturns, new product innovations tend to lead the rebound in results. We have several promising products, some of which are already at the customer beta testing point. Based on the initial feedback, value of performance and cost benefits offered, we expect new products to remain a significant revenue driver for inTEST during 2007."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "We are pleased with our return to full year profitability in 2006. Our continued efforts to diligently manage operating expenses helped us achieve net income in the fourth quarter of 2006 despite a 21% decline in net revenues between the third and fourth quarter. Importantly, while we remain focused on running a lean, cash flow positive operation, we have continued to fund our strategic product development efforts. This underscores our commitment to providing customers with the continued high level of product innovation and support they have come to expect from inTEST."

Investor Conference Call / Webcast Details

inTEST will review fourth quarter 2006 results today, Wednesday, March 7, 2007 at 5:00 p.m. EST. The conference call will be available at www.intest.com and by telephone at (201) 689-8560 or toll free at (877) 407-0784. A replay of the call will be available 2 hours following the call through 11:59 p.m. EST on Wednesday, March 14 at www.intest.com and by telephone at (201) 612-7415 or toll free at (877) 660-6853. The account number to access the replay is 3055 and the conference ID number is 227992. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.
David Pasquale, 646-536-7006 or Joseph Villalta, 646-536-7003
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Year Ended
	12/31/2006	12/31/2005	9/30/2006	12/31/2006	12/31/2005
Net revenues	$13,159	$14,071	$16,566	$62,346	$53,359
Gross margin	5,226	5,912	6,923	26,394	19,780
Operating expenses:
Selling expense	2,001	1,904	2,232	8,955	8,928
Engineering and product development expense	1,329	1,483	1,662	5,439	5,941
General and administrative expense	1,956	1,957	2,097	8,457	7,847
Restructuring and other charges	23	124	-	23	572
Operating income (loss)	(83)	444	932	3,520	(3,508)
Other income (expense)	241	(26)	85	470	124
Earnings (loss) before income taxes	158	418	1,017	3,990	(3,384)
Income tax expense	77	226	509	1,119	236
Net earnings (loss)	81	192	508	2,871	(3,620)

Net earnings (loss) per share - basic	$0.01	$0.02	$0.06	$0.32	$(0.41)
Weighted average shares outstanding - basic	9,125	8,932	9,054	9,047	8,807

Net earnings (loss) per share - diluted	$0.01	$0.02	$0.06	$0.31	$(0.41)
Weighted average shares outstanding - diluted	9,293	9,006	9,265	9,188	8,807

Condensed Consolidated Balance Sheets Data:
	As of
	12/31/2006	9/30/2006	12/31/2005
Cash and cash equivalents	$13,174	$12,060	$ 7,295
Trade accounts and notes receivable, net	8,678	10,695	9,443
Inventories	6,193	6,792	6,235
Total current assets	28,803	30,538	23,606
Net property and equipment	3,328	3,403	3,951
Total assets	35,759	37,443	30,869
Accounts payable	3,145	4,387	2,527
Accrued expenses	4,169	4,860	4,295
Total current liabilities	8,410	10,401	7,411
Noncurrent liabilities	527	558	652
Total stockholders' equity	26,822	26,484	22,806